Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 161 to the Registration Statement on Form N–1A of Fidelity Select Portfolios: Financial Services Portfolio, Brokerage and Investment Management Portfolio, Insurance Portfolio, Banking Portfolio, and Consumer Finance Portfolio of our reports dated April 12, 2021; Consumer Staples Portfolio, Telecommunications Portfolio, and Wireless Portfolio of our reports dated April 13, 2021; Utilities Portfolio, Energy Portfolio, Energy Service Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Air Transportation Portfolio, Defense and Aerospace Portfolio, Transportation Portfolio, Industrials Portfolio, and Environment and Alternative Energy Portfolio of our reports dated April 15, 2021; Automotive Portfolio, Communication Services Portfolio, Construction and Housing Portfolio, Leisure Portfolio, Retailing Portfolio, Consumer Discretionary Portfolio, Chemicals Portfolio, Gold Portfolio, Materials Portfolio, Computers Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, IT Services Portfolio, Communications Equipment Portfolio, Health Care Portfolio, Biotechnology Portfolio, Pharmaceuticals Portfolio, Medical Technology and Devices Portfolio, and Health Care Services Portfolio of our reports dated April 16, 2021, relating to the financial statements and financial highlights included in the February 28, 2021 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 21, 2021